Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8200

FOSSIL, INC. REPORTS RECORD THIRD QUARTER RESULTS

Third Quarter Net Sales Rise 22.7% to $642.9 Million

Diluted EPS of $1.09 Exceeds Guidance

Global Retail Sales Comps Increase 14.1%

Increases Fiscal Year 2011 Guidance

Richardson, TX. November 8, 2011 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended October 1, 2011.

Third Quarter Results (2011 vs 2010):

•	Net sales increased 22.7% to $642.9 million compared to $523.8 million;

•	Gross profit rose 20.3% to $359.5 million compared to $298.7 million;

•	Gross profit margin decreased to 55.9% compared to 57.0%;

•	Operating income increased 6.8% to $118.8 million, or 18.5% of net sales, compared to $111.3 million, or 21.2% of net sales;

•	Net income attributable to Fossil, Inc. increased 2.1% to $69.6 million compared to $68.2 million; and

•	Diluted earnings per share increased 9.0% to $1.09 on 63.8 million shares compared to $1.00 on 68.0 million shares.

Nine Month Period Results (2011 vs 2010):

•	Net sales increased 30.6% to $1.74 billion compared to $1.33 billion;

•	Gross profit increased 28.9% to $973.3 million, or 56.0% of net sales, compared to $755.0 million, or 56.8% of net sales;

•	Operating income increased 31.2% to $297.6 million, or 17.1% of net sales, compared to $226.9 million, or 17.1% of net sales;

•	Net income attributable to Fossil, Inc. increased 11.5% to $176.8 million compared to $158.5 million; and

•	Diluted earnings per share increased 18.0% to $2.75 on 64.2 million shares compared to $2.33 on 68.1 million shares.

“We are pleased to report record Third Quarter net sales and earnings continuing our strong momentum from the first half of the year,” stated Mike Kovar, Executive Vice President and Chief Financial Officer, Fossil, Inc. “Against a backdrop of strong sales growth last year, we generated broad-based, double-digit sales growth across our major product categories, brands and geographies. This quarter also marked our eighth consecutive quarter of global double-digit same store sales increases demonstrating the ongoing strength and resilience of our Fossil brand worldwide. Most importantly, we were able to continue to invest in our infrastructure to support future growth and still deliver an 18.5% operating margin.”

Operating Results

Worldwide net sales rose 22.7% (18.3% on a constant dollar basis) during the Third Quarter from the prior fiscal year third quarter as a result of double-digit sales growth across each of the Company’s wholesale and retail operations. Geographically, wholesale sales increases, measured on a percentage of net sales basis, were strongest in the Europe and the Asia regions, while increases in retail sales as a percentage of net sales were led by the Asia and North America regions. In the Third Quarter, global watch and leather sales were the key drivers in the wholesale and retail segments, increasing, on a constant dollar basis, 20.3%, or $75.5 million, and 21.8%, or $18.9 million, respectively, over the prior fiscal year third quarter. Net sales of FOSSIL® branded products increased by 13.7%, on a constant dollar basis, during the Third Quarter. For the Nine Month Period, consolidated net sales increased 26.4%, or $350.9 million, in constant dollars from the prior fiscal year nine month period, as a result of sales growth ranging from 23.8% to 35.0% across all of the Company’s operating segments.

Net sales from the North America wholesale segment increased 15.4%, or $32.0 million, on a constant dollar basis during the Third Quarter in comparison to the prior fiscal year third quarter. The increase in North American sales was primarily attributable to a 19.8%, or $29.3 million, increase in watch sales and a 4.2%, or $1.9 million, increase in the Company’s leather business. In the Third Quarter, wholesale shipments in the U.S. increased by 12.4% on top of a 42.9% increase in the prior fiscal year third quarter. Shipments from the Company’s Canadian and Mexican subsidiaries and shipments to third party distributors, primarily serving the South American market, all increased by more than 20% during the Third Quarter from the prior fiscal year third quarter.

Europe wholesale net sales rose 20.5%, or $28.1 million, in constant dollars during the Third Quarter in comparison to the prior fiscal year third quarter. The sales growth was broad-based across all key markets and largely attributable to an 18.6%, or $19.1 million, increase in watch shipments and a 116.7%, or $6.6 million, increase in leather product shipments. All of the Company’s watch businesses experienced sales volume growth year-over-year in the Third Quarter. The leather business is gaining traction in Europe as the Company continues to build awareness for the FOSSIL brand by expanding its retail store footprint and launching new websites in key markets. Jewelry product shipments increased 12.2%, or $2.8 million, while European sales to third party distributors rose 27.7%, or $7.7 million, in the Third Quarter as compared to the prior fiscal year third quarter.

Asia wholesale net sales increased 20.5%, or $12.5 million, on a constant dollar basis during the Third Quarter in comparison to the prior fiscal year third quarter, primarily the result of a 23.5%, or $12.4 million, increase in watch sales. At the end of the Third Quarter, the Company operated 205 concession locations in Asia with a net 62 new concessions opened during the last twelve months. For the Third Quarter, concession sales increased by 72.5% with comp sales growing 19.9% in comparison to the prior fiscal year third quarter.

Direct to consumer net sales for the Third Quarter increased 19.7%, or $23.3 million, on a constant dollar basis in comparison to the prior fiscal year third quarter, primarily the result of constant dollar comparable store sales gains of 14.1% and a 4.8% increase in the average number of company-owned stores open during the Third Quarter. Net sales from the Company’s e-commerce businesses remained relatively unchanged on a constant dollar basis for the Third Quarter in comparison to the prior fiscal year third quarter.

Gross profit of $359.5 million in the Third Quarter increased 20.3% in comparison to $298.7 million in the prior fiscal year third quarter. The increase was a result of increased net sales partially offset by a reduction in gross profit margin. Gross profit margin decreased 110 basis points to 55.9% in the Third Quarter from 57.0% in the prior fiscal year third quarter, inclusive of a 170 basis point favorable change resulting from a weaker U.S. dollar. In comparison to the prior year period, Third Quarter production cost increases accounted for more than 200 basis points of the decline. Additionally, a higher percentage of lower margin sales to third party distributors and off-price retailers negatively impacted gross profit margin in the Third Quarter. For the Nine Month Period, gross profit margin decreased by 80 basis points to 56.0% compared to 56.8% in the prior fiscal year nine month period. While production costs are expected to remain stable over the balance of fiscal year 2011 in comparison to the Third Quarter, the recent strengthening of the U.S. dollar is expected to negatively impact the Company’s previous expectations regarding fourth quarter 2011 gross profit margins. However, an expected increase in the sales mix of higher margin international wholesale sales and direct to consumer sales as well as price increases across a select number of styles during the fourth quarter of fiscal year 2011 is expected to partially offset the impact of the strengthening U.S. dollar. As a result, the Company expects fourth quarter fiscal year 2011 gross profit margin to be slightly less than the comparable prior year period.

Total operating expenses increased by $53.2 million in the Third Quarter compared to the prior fiscal year third quarter, primarily as a result of increased costs associated with sales growth and a $7.7 million unfavorable impact from the translation of foreign-based expenses as a result of the weaker U.S. dollar. In the Third Quarter, operating expenses expressed as a percentage of net sales increased to 37.4% compared to 35.8% in the prior fiscal year third quarter. During the Third Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments, direct to consumer segment and corporate cost areas increased by $19.2 million, $15.0 million and $11.3 million, respectively, as compared to the prior fiscal year third quarter. Expense growth in the wholesale segment was principally a result of strategic marketing and infrastructure investments in the Asia region. Direct to consumer expense increases were primarily attributable to store growth, strategic investments in marketing and costs associated with the Company’s customer relationship management system. Expense growth in the corporate cost area was primarily due to costs associated with the Company’s move into its new corporate headquarters of approximately $3.2 million, including nonrecurring costs of $1.5 million, as well as increases in payroll costs due to headcount additions and incentive and equity-based compensation costs. For the Nine Month Period, operating expenses as a percentage of net sales decreased to 38.9% compared to 39.7% in the prior fiscal year nine month period and included an unfavorable impact of approximately $23.4 million related to the translation of foreign-based expenses due to a weaker U.S. dollar. On a constant dollar basis, operating expenses for the Nine Month Period increased by $124.1 million as compared to the same period of fiscal year 2010, with increases across all of the Company’s operating segments, primarily the result of the same factors experienced during the Third Quarter.

Operating income increased $7.5 million or 6.8% in the Third Quarter compared to the prior fiscal year third quarter. As a percentage of net sales, operating income decreased to 18.5% of net sales in the Third Quarter compared to 21.2% of net sales in the prior fiscal year third quarter, primarily as a result of a decrease in gross profit margin and an increase in infrastructure spending. During the Third Quarter, operating income was positively impacted by approximately $15.8 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Nine Month Period, operating profit margin remained unchanged at 17.1% as compared to the prior fiscal year nine month period. The Company’s operating income for the Nine Month Period included approximately $32.2 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income/expense-net decreased unfavorably by $6.6 million and $16.4 million for the Third Quarter and Nine Month Period, respectively, in comparison to the respective prior fiscal year periods. These decreases were primarily driven by unfavorable foreign currency charges resulting from mark-to-market, hedging and other transactional activities during the Third Quarter and Nine Month Period in comparison to the respective prior fiscal year periods. At prevailing foreign currency exchange rates, the Company estimates that outstanding forward contracts with scheduled settlement dates in the fourth quarter of fiscal year 2011 would result in hedge losses of approximately $3.6 million.

The Company’s income tax expense for the Third Quarter was $39.3 million, resulting in an effective income tax rate of 35.2%. During the prior fiscal year third quarter, income tax expense was $40.4 million, resulting in an effective income tax rate of 36.3%. Income tax expense was $98.2 million for the Nine Month Period, resulting in an effective income tax rate of 34.7%. During the fiscal year 2010 nine month period, income tax expense was $64.4 million, resulting in an effective income tax rate of 28.0%. The effective income tax rate for the prior fiscal year nine month period was favorably impacted by the recognition of previously unrecognized tax benefits as a result of tax audit settlements in the 2010 fiscal year. The Company estimates its effective tax rate for the fourth quarter of fiscal year 2011 will approximate 35%, excluding any discrete events.

Net income attributable to noncontrolling interest, which represents the minority interest portion of subsidiaries in which the Company owns less than 100%, increased by $0.1 million and $1.2 million for the Third Quarter and Nine Month Period, respectively, as compared to the respective prior fiscal year periods. These increases were primarily a result of increased net income related to the Company’s less than 100% owned watch assembly facilities.

Third Quarter net income attributable to Fossil, Inc. increased by 2.1% to $69.6 million, or $1.09 per diluted share, inclusive of a favorable $0.09 per diluted share increase related to net foreign currency gains. For the Nine Month Period, net income attributable to Fossil, Inc. of $176.8 million, or $2.75 per diluted share, represented an 11.5% increase compared to the $158.5 million, or $2.33 per diluted share, earned during the comparable prior fiscal year period. Net income attributable to Fossil, Inc. for the Nine Month Period included net foreign currency gains of $0.16 per diluted share. The net income attributable to Fossil, Inc. for the prior fiscal year nine month period also included a benefit of $0.22 per diluted share as a result of the aforementioned reduction in income tax liabilities.

Selective Balance Sheet Information

At October 1, 2011, cash, cash equivalents and securities available for sale totaled $239.6 million compared to $371.6 million at the end of the prior fiscal year third quarter, and the Company had $14.9 million of debt as of the end of the Third Quarter. Since the inception of the Company’s $750 million buyback authorization in August of 2010 until the end of the Third Quarter, the Company has repurchased approximately $383.6 million of its common stock, representing approximately 5.4 million shares.

Inventory at the end of the Third Quarter was $511.7 million, representing an increase of 31.8% from the prior fiscal year third quarter-end balance of $388.3 million. The Company expects fiscal year-end inventory increases to be in line with fiscal year 2011 fourth quarter sales increases. Accounts receivable increased by 5.8% to $273.3 million at October 1, 2011 compared to $258.4 million at the end of the prior fiscal year third quarter, primarily due to an increase in wholesale shipments during the Third Quarter versus the prior fiscal year third quarter. Third Quarter days sales outstanding for the Company’s wholesale segments was 49 days in comparison to 57 days in the prior fiscal year third quarter.

Sales and Earnings Guidance

For the fourth quarter of 2011 the Company expects reported net sales to increase approximately 20% with constant dollar net sales increasing by approximately 19%. Fourth quarter 2011 diluted earnings per share are expected to be in a range of $1.75 to $1.78. This reduction to the Company’s previous guidance is the direct impact of the strengthening of the U.S. dollar over the last quarter. The Company is increasing its full year guidance to $4.50 to $4.53 compared to its previous guidance of $4.44 to $4.50 as a result of the better than expected Third Quarter earning’s performance. This range reflects a 19% to 20% increase in comparison to 2010 diluted earnings per share of $3.77. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which it operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 370 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s except per share data):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$642,910	$523,825	$1,736,546	$1,329,614
Cost of sales	283,381	225,082	763,229	574,567

Gross profit	359,529	298,743	973,317	755,047
Selling and distribution expenses	172,208	138,424	495,198	392,472
General and administrative expenses	68,512	49,049	180,492	135,696

Operating income	118,809	111,270	297,627	226,879
Interest expense	447	46	1,321	164
Other (exp.) inc. – net	(6,551)	33	(13,549)	2,805
Tax provision	39,307	40,353	98,156	64,361
Less: Net income attributable to noncontrolling interest	2,895	2,748	7,809	6,611

Net income attributable to Fossil, Inc.	$69,609	$68,156	$176,792	$158,548

Basic earnings per share	$1.10	$1.02	$2.78	$2.36

Diluted earnings per share	$1.09	$1.00	$2.75	$2.33

Weighted average common shares outstanding :
Basic	63,176	67,071	63,542	67,171

Diluted	63,809	67,978	64,241	68,060

Consolidated Balance Sheet Data (in 000’s):	October 1, 2011	October 2, 2010
Working capital	$788,100	$816,567
Cash, cash equivalents and securities available for sale	239,575	371,552
Accounts receivable, net of allowances	273,272	258,379
Inventories	511,683	388,252
Total assets	1,536,190	1,434,907
Short-term debt	10,570	3,996
Long-term liabilities	107,208	70,171
Stockholders’ equity	1,067,158	1,071,713

Sales Mix Breakdown ($ in millions)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	Oct 1, 2011	Oct 2, 2010	Oct 1, 2011	Oct 2, 2010
Wholesale:
North America wholesale	$240.6	$207.7	37.4%	39.6%
Europe	178.3	137.0	27.8%	26.2%
Asia	78.6	60.9	12.2%	11.6%

Total wholesale	497.5	405.6	77.4%	77.4%
Direct to consumer	145.4	118.2	22.6%	22.6%

Total net sales	$642.9	$523.8	100.0%	100.0%

Sales Mix Breakdown ($ in millions)	Amounts For the 39 Weeks Ended		Percentage of Total For the 39 Weeks Ended
	Oct 1, 2011	Oct 2, 2010	Oct 1, 2011	Oct 2, 2010
Wholesale:
North America	$660.4	$517.3	38.0%	38.9%
Europe	471.9	357.2	27.2%	26.9%
Asia	210.7	146.1	12.1%	11.0%
Total wholesale	1,343.0	1,020.6	77.3%	76.8%
Direct to consumer	393.5	309.0	22.7%	23.2%

Total net sales	$1,736.5	$1,329.6	100.0%	100.0%

END OF RELEASE